Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

Westlake Announces Second Quarter Earnings

•	Record quarterly earnings of $115.5 million.

•	Refinanced $250 million of 6 5/8% Notes with 3.6% Notes due 2022.

Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended June 30, 2012 of $115.5 million, or $1.72 per diluted share, on sales of $914.0 million. This represents an increase in net income of $34.5 million, or $0.51 per diluted share, over the quarter ended June 30, 2011 net income of $81.0 million, or $1.21 per diluted share, on net sales of $925.0 million. Net income in the second quarter of 2012 benefited by $8.5 million, or $0.13 per diluted share, as a result of a pre-tax gain of $16.0 million from the sale of Georgia Gulf securities offset by pre-tax expense of $3.0 million related to the Company’s proposal to acquire Georgia Gulf Corporation, which was terminated. Sales for the second quarter of 2012 decreased by $11.0 million compared to the second quarter of 2011, primarily attributable to lower sales prices for most of the Company’s major products and lower sales volume for PVC resin and building products, partially offset by higher olefins and feedstock sales volumes. Income from operations increased to $171.0 million for the second quarter of 2012 as compared to $138.4 million for the second quarter of 2011, primarily driven by lower feedstock and energy costs, improved building products margins and higher caustic sales volume when compared to the same period in 2011.

Second quarter 2012 net income of $115.5 million, or $1.72 per diluted share, increased by $27.7 million from the $87.8 million, or $1.31 per diluted share, reported by the Company in the first quarter of 2012. Sales in the second quarter of 2012 were $914.0 million compared to sales of $1,034.9 million in the first quarter of 2012, a decrease of $120.9 million. The decrease in sales was largely the result of lower sales volumes for PVC resin and building products, and lower sales prices for polyethylene. Second quarter 2012 income from operations of $171.0 million increased $25.4 million from the income from operations in the first quarter of 2012 of $145.6 million primarily due to higher integrated olefins margins as a result of lower feedstock costs.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report record earnings in the second quarter of 2012. Our Olefins and Vinyls segments both benefited from lower cost feedstocks in the second quarter, as ethane and propane decreased to their lowest prices in years as a result of ample supply made possible by shale gas production. Our Olefins segment reported record quarterly income from operations, and our Vinyls segment delivered solid improvement in results benefiting from the lower feedstock costs. We believe North American shale gas production will continue to give our business a significant cost advantage as a result of low cost energy and natural gas liquids based ethylene feedstock. Our integration strategy, which includes plans to expand our ethylene units and add chlor-alkali capacity, is designed to capture the benefit of this advantageous cost position.”

Net income for the six months ended June 30, 2012 was $203.3 million, or $3.03 per diluted share, on net sales of $1,948.8 million. This represents an increase in net income of $38.7 million, or $0.57 per diluted share, from the six months ended June 30, 2011 net income of $164.6 million, or $2.46 per diluted share, on net sales of $1,792.3 million. Sales for the six months ended June 30, 2012 increased by $156.5 million compared to the prior year, primarily driven by higher olefins and feedstock sales volumes. Income from operations was $316.6 million for the six months ended June 30, 2012 as compared to $279.0 million for the six months ended June 30, 2011. The improvement in income from operations was primarily due to lower feedstock and energy costs and improved caustic and building products margins.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $223.8 million for the second quarter of 2012 increased $41.4 million compared to $182.4 million in the first quarter of 2012. EBITDA for the second quarter of 2012 increased $51.0 million compared to EBITDA of $172.8 million in the second quarter of 2011. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Net cash provided by operating activities was $322.6 million in the first six months of 2012. Capital expenditures for the first six months of 2012 were $140.6 million. At June 30, 2012, the Company had cash balances of $1,131.0 million, including $20.5 million of restricted cash, and the Company’s long-term debt was $764.6 million. The restricted cash is designated for qualifying amounts spent for capital additions in Louisiana. In July 2012, the Company refinanced $250 million of its 6  5/8% senior notes due 2016 with newly issued 3.6% senior notes due 2022.

OLEFINS SEGMENT

Income from operations increased by $23.1 million to $155.9 million in the second quarter of 2012 from the $132.8 million reported in the second quarter of 2011. This increase was mainly attributable to higher olefins integrated product margins as compared to the prior year period. Margins improved as a result of significantly lower feedstock and energy costs in the quarter, which were only partially offset by lower sales prices.

Income from operations for the second quarter of 2012 for the Olefins segment of $155.9 million increased $26.7 million from the $129.2 million reported in the first quarter of 2012. This increase in income from operations was primarily due to higher olefins integrated product margins as a result of a decrease in feedstock cost that was only partially offset by a decrease in sales prices.

Income from operations in the first six months of 2012 was $285.1 million, an increase of $7.1 million from the $278.0 million in the first six months of 2011. This increase was mainly attributable to higher olefins integrated product margins as compared to the prior year period. Margins improved as a result of lower feedstock and energy costs, which were only partially offset by lower sales prices.

VINYLS SEGMENT

The Vinyls segment reported income from operations of $22.6 million in the second quarter of 2012 compared to income from operations of $10.3 million in the second quarter of 2011. This increase was primarily driven by lower feedstock costs, improved building products margins and higher caustic sales volumes as compared to the prior year period.

The Vinyls segment income from operations of $22.6 million in the second quarter of 2012 increased $1.5 million compared to operating income of $21.1 million in the first quarter of 2012. The increase in second quarter 2012 income from operations is primarily a result of lower feedstock costs and higher building product margins as compared to the first quarter of 2012.

The Vinyls segment reported income from operations of $43.7 million for the six months ended June 30, 2012 as compared to income from operations of $7.4 million for the six months ended June 30, 2011, an increase of $36.3 million. The improvement in income from operations was primarily due to lower feedstock and energy costs and higher caustic and building products margins.

The statements in this release relating to matters that are not historical facts, including statements regarding shale gas production, the low cost of natural gas liquids based ethylene feedstock and our ability to take advantage thereof, our integration strategy and our plans to expand our ethylene units and add chlor-alkali capacity are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC in February 2012.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to net cash provided by operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s second quarter 2012 results will be held Thursday, August 2, 2012 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (800) 638-4930, or (617) 614-3944 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 50015158.

A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. EDT on Thursday, August 9, 2012. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 23500734.

The conference call will also be available via webcast at:

http://phoenix.corporate-ir.net/phoenix.zhtml?c=180248&p=irol-eventDetails&EventId=4804745 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands of dollars, except per share data)
Net sales	$913,958	$925,049	$1,948,825	$1,792,301
Cost of sales	712,062	757,954	1,574,292	1,457,622

Gross profit	201,896	167,095	374,533	334,679
Selling, general and administrative expenses	30,918	28,726	57,930	55,673

Income from operations	170,978	138,369	316,603	279,006
Interest expense	(11,571)	(12,802)	(23,748)	(25,722)
Gain from sales of equity securities	15,952	—	15,952	—
Other income, net	1,107	1,632	2,454	2,839

Income before income taxes	176,466	127,199	311,261	256,123
Provision for income taxes	60,965	46,150	107,947	91,530

Net income	$115,501	$81,049	$203,314	$164,593

Earnings per share:
Basic	$1.73	$1.22	$3.05	$2.48
Diluted	$1.72	$1.21	$3.03	$2.46

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2012	December 31, 2011
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,110,538	$825,901
Accounts receivable, net	418,000	407,372
Inventories	407,124	490,777
Other current assets	35,108	32,106

Total current assets	1,970,770	1,756,156
Property, plant and equipment, net	1,309,752	1,232,066
Restricted cash	20,452	96,283
Other assets, net	140,964	182,316

Total assets	$3,441,938	$3,266,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$338,077	$364,595
Long-term debt	764,604	764,563
Other liabilities	386,946	381,351

Total liabilities	1,489,627	1,510,509

Stockholders’ equity	1,952,311	1,756,312

Total liabilities and stockholders’ equity	$3,441,938	$3,266,821

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2012	2011
	(In thousands of dollars)
Cash flows from operating activities
Net income	$203,314	$164,593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,177	65,383
Deferred income taxes	6,720	15,949
Other balance sheet changes	41,403	(120,620)

Net cash provided by operating activities	322,614	125,305

Cash flows from investing activities
Additions to property, plant and equipment	(140,568)	(69,178)
Construction of assets pending sale-leaseback	(1,760)	—
Proceeds from disposition of assets	415	2,456
Proceeds from repayment of loan to affiliate	596	596
Proceeds from sales of equity securities	46,027	—
Purchase of investments	(2,961)	—
Settlements of derivative instruments	511	(222)

Net cash used for investing activities	(97,740)	(66,348)

Cash flows from financing activities
Capitalized debt issuance costs	(98)	—
Dividends paid	(9,838)	(8,446)
Proceeds from exercise of stock options	4,508	5,323
Purchase of common shares for treasury	(10,784)	—
Utilization of restricted cash	75,975	26,189

Net cash provided by financing activities	59,763	23,066
Net increase in cash and cash equivalents	284,637	82,023
Cash and cash equivalents at beginning of period	825,901	630,299

Cash and cash equivalents at end of period	$1,110,538	$712,322

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands of dollars)
Net external sales
Olefins	$672,719	$645,315	$1,404,990	$1,250,395
Vinyls	241,239	279,734	543,835	541,906

	$913,958	$925,049	$1,948,825	$1,792,301

Income (loss) from operations
Olefins	$155,891	$132,767	$285,098	$278,023
Vinyls	22,583	10,290	43,665	7,442
Corporate and other	(7,496)	(4,688)	(12,160)	(6,459)

	$170,978	$138,369	$316,603	$279,006

Depreciation and amortization
Olefins	$24,070	$21,608	$47,833	$43,252
Vinyls	11,589	11,041	23,098	21,815
Corporate and other	124	156	246	316

	$35,783	$32,805	$71,177	$65,383

Other income (expense), net
Olefins	$1,001	$904	$1,957	$1,084
Vinyls	(272)	(30)	(31)	481
Corporate and other	378	758	528	1,274

	$1,107	$1,632	$2,454	$2,839

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH

PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2012	2011	2012	2011
	(In thousands of dollars)
EBITDA	$182,366	$223,820	$172,806	$406,186	$347,228
Less:
Provision for income taxes	46,982	60,965	46,150	107,947	91,530
Interest expense	12,177	11,571	12,802	23,748	25,722
Depreciation and amortization	35,394	35,783	32,805	71,177	65,383

Net income	87,813	115,501	81,049	203,314	164,593
Changes in operating assets and liabilities	21,453	91,127	(4,937)	112,580	(55,237)
Deferred income taxes	791	5,929	8,533	6,720	15,949

Net cash provided by operating activities	$110,057	$212,557	$84,645	$322,614	$125,305

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2012 vs. Second Quarter 2011		Second Quarter 2012 vs. First Quarter 2012
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-12.7%	+16.9%	-4.5%	-3.6%
Vinyls	-4.8%	-9.0%	-0.4%	-19.8%
Company	-10.3%	+9.1%	-3.3%	-8.4%

Average Quarterly Industry Prices (1)

	Quarter Ended
	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012
Ethane (cents/lb)	26.2	26.3	28.8	18.9	13.6
Propane (cents/lb)	35.4	36.4	34.1	29.8	23.1
Ethylene (cents/lb) (2)	57.5	55.6	54.6	55.2	46.8
Polyethylene (cents/lb) (3)	103.7	96.0	92.7	99.0	95.0
Styrene (cents/lb) (4)	76.3	73.3	64.0	74.3	73.8
Caustic soda ($/short ton) (5)	536.7	570.0	613.3	603.3	580.0
Chlorine ($/short ton) (6)	351.7	348.3	305.8	274.2	267.7
PVC (cents/lb) (7)	54.8	55.2	51.8	56.8	55.5

(1)	Industry pricing data was obtained through IHS Chemical. We have not independently verified the data.
(2)	Represents average North American contract prices of ethylene over the period as reported by IHS Chemical.
(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.
(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.
(5)	Represents average North American acquisition prices of caustic soda (diaphragm grade) over the period as reported by IHS Chemical.
(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.
(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical. During the first quarter of 2012, IHS Chemical made a 23 cents per pound non-market downward adjustment to PVC resin prices. For comparability, we adjusted each of the prior year periods’ PVC resin prices downward by 23 cents per pound based on the first quarter 2012 IHS Chemical non-market adjustment.